POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA (October 28, 2016) Pool Corporation (NASDAQ/GSM: POOL) announced today that its Board of Directors declared a quarterly cash dividend of $0.31 per share. The dividend will be payable on November 23, 2016 to holders of record on November 9, 2016.

Pool Corporation is the world's largest wholesale distributor of swimming pool and related backyard products. As of September 30, 2016, POOLCORP operates 346 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to more than 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Craig K. Hubbard
Investor Relations
985.801.5117
craig.hubbard@poolcorp.com